Exhibit 8.1

Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528 t 404 815 6500 f 404 815 6555

July 24, 2023

Boards of Directors

Cambray Mutual Holding Company

Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc.

Gouverneur Savings and Loan Association

42 Church Street

Gouverneur, New York 13642

Ladies and Gentlemen:

We have been requested as special counsel to Cambray Mutual Holding Company, a federal chartered mutual holding company (the “Mutual Holding Company”), Gouverneur Bancorp, Inc., a federal chartered stock savings and loan holding company (the “Mid-Tier Holding Company”), Gouverneur Savings and Loan Association, a New York-chartered stock savings and loan association (the “Bank”), Gouverneur Bancorp, Inc., a newly formed Maryland corporation (the “Holding Company”), to express our opinion concerning material federal income tax consequences relating to the reorganization of the Mutual Holding Company into the capital stock form of organization (all of the steps of the reorganization are collectively referred to herein as the “Conversion”) pursuant to that certain Plan of Conversion and Reorganization of the Mutual Holding Company, the Mid-Tier Holding Company, and the Bank adopted on May 22, 2023. (the “Plan”). Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan.

In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan (see below) and the Registration Statement filed by the Holding Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Application for Conversion on Form FR MM-AC filed by the Mutual Holding Company with the Board of Governors of the Federal Reserve System. We are also relying on certain representations as to factual matters provided to us by the Mutual Holding Company, the Mid-Tier Holding Company, the Bank, and the Holding Company as set forth in the certificates signed by authorized officers of each of the aforementioned entities and incorporated herein by reference. If any of the facts are incorrect or incomplete, our discussion and conclusion may be different from those set forth below. We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies, and the genuineness of signatures. In connection therewith, we have examined the Plan and certain other documents of, or relating to, the Conversion, some of which are described or referred to in the Plan and which we deemed necessary to examine in order to issue the opinions described herein.

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July 24, 2023

The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (the “Federal Income Tax Regulations”), and upon current Internal Revenue Service (the “IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

We opine only as to the matters expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

Current Structure

At the present time, the Mutual Holding Company owns approximately 64.5% of the outstanding common stock of the Mid-Tier Holding Company, and the remaining common stock is owned by the Minority Stockholders. The Mid-Tier Holding Company owns all of the outstanding common stock of the Bank, and the Bank owns all of the outstanding common stock of the Subsidiary. The only outstanding equity securities of the Mid-Tier Holding Company, the Bank, and the Subsidiary are shares of common stock. The Mutual Holding Company is a mutual form of organization without authority to issue capital stock, with its depositors and certain borrowers being entitled to voting rights and with its depositors entitled to liquidation proceeds, after payment of the creditors, upon the complete liquidation of the Mutual Holding Company.

Description of Proposed Transactions

The Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and the Bank have adopted the Plan to provide for the conversion of the Mutual holding Company from a federally chartered mutual holding company to the capital stock form of organization. A new Maryland stock corporation, the Holding Company, was incorporated in June 2023, as part of the Conversion and will succeed to all rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Holding Company Stock in the Conversion.

It is proposed, through a two-step merger process and Offering that the Holding Company will become the owner of 100% of the outstanding common stock of the Bank, and that the Holding Company will be owned by the persons acquiring Holding Company Stock in the Offering and the existing Minority Stockholders, with Eligible Account Holders and Supplemental Eligible Account Holders possessing rights in the Liquidation Account of the Holding Company, including indirect rights in the Bank Liquidation Account.

July 24, 2023

Steps in the Proposed Transaction

1.	The Mid-Tier Holding Company will establish the Holding Company as a first-tier Maryland-chartered stock holding company subsidiary.

2.	The Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the “MHC Merger”) pursuant to the Agreement and Plan of Merger attached to the Plan as Annex A. In the MHC Merger, and pursuant to the Agreement and Plan of Merger, the depositor members of the Bank will automatically, without any further action on the part of the holders thereof, constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership rights/liquidation interests in the Mutual Holding Company and all outstanding capital stock of the Mid-Tier Holding Company held by the Mutual Holding Company will be canceled.

3.	Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”) with the Holding Company as the resulting entity pursuant to the Agreement and Plan of Merger attached to the Plan as Annex B. As part of the Mid-Tier Merger, (i) the liquidation interests in the Mid-Tier Holding Company constructively received by the depositors of the Bank immediately prior to Mid-Tier Merger will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account (and indirectly for an interest in the Bank Liquidation Account), (ii) the shares of the Mid-Tier Holding Company held by the Minority Stockholders will be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio and cash in lieu of any fractional shares of stock issued in the exchange; and (iii) the shares of Bank common stock held by the Mid-Tier Holding Company shall be owned by the Holding Company, with the result that the Bank shall become a wholly owned subsidiary of the Holding Company.

4.	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale and sell a number of shares of Holding Company Common Stock in the Offering that will represent ownership by the purchasers thereof of approximately 64.5% of its Common Stock after completion of the Offering, with the remainder of the shares of the Holding Company Common Stock being owned by the Minority Stockholders.

5.	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in exchange for common stock of the Bank and the Bank Liquidation Account.

July 24, 2023

Consequences of the Proposed Transaction

Following the Conversion, the Holding Company will be owned 100% by the purchasers of the shares in the Offering and the Minority Shareholders and Eligible Account Holders and Supplemental Eligible Account Holders will possess interests in the Liquidation Account and indirectly in the Bank Liquidation Account.

The Liquidation Account will be maintained by the Holding Company for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank following the Conversion. Pursuant to the Plan, the initial balance of the Liquidation Account will be equal to the product of (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). All outstanding equity securities of the Holding Company will at all times be subject to the superior rights in the Liquidation Account of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposits at the Bank following the Conversion.

The Holding Company will own all of the Common Stock of the Bank subject to the superior liquidation right in the Bank Liquidation Account of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are described in the Plan.

Opinions

Based on the foregoing, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The merger of the Mutual Holding Company with and into the Mid-Tier Holding Company will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A).

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Treas. Reg. § 1.368-1(b).[1]

1 See Rev. Rul. 69-3, 1969-1 C.B. 103; Rev. Rul. 69-646, 1969-2 C.B. 54.

July 24, 2023

3.	None of the Mutual Holding Company, the Mid-Tier Holding Company, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of the Mutual Holding Company to the Mid-Tier Holding Company and the assumption by the Mid-Tier Holding Company of the Mutual Holding Company’s liabilities, if any, in constructive exchange for liquidation interests in Mid-Tier Holding Company.[2]

4.	The basis of the assets of the Mutual Holding Company and the holding period of such assets to be received by the Mid-Tier Holding Company will be the same as the basis and holding period of such assets in the Mutual Holding Company immediately before the exchange.[3]

5.	The merger of the Mid-Tier Holding Company with and into Holding Company will constitute a mere change in identity, form, or place of organization within the meaning of Section 368(a)(1)(A) and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A). Neither the Mid-Tier Holding Company nor the Holding Company will recognize gain or loss as a result of such merger.[4]

6.	The basis of the assets of the Mid-Tier Holding Company and the holding period of such assets to be received by the Holding Company will be the same as the basis and holding period of such assets in the Mid-Tier Holding Company immediately before the exchange.[5]

7.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in the Mid-Tier Holding Company for interests in the liquidation account in the Holding Company.[6]

8.	The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Mid-Tier Holding Company for interests in the liquidation account established in the Holding Company will satisfy the continuity of interest requirement of Treas. Reg. § 1.368-1(b).[7]

9.	Each stockholder’s aggregate basis in shares of the Holding Company common stock (including fractional share interests paid in cash) received in the exchange will be the same as the aggregate basis of the Mid-Tier Holding Company common stock surrendered in the exchange.[8]

2 Secs. 354(a); 361(a); 361(c); 357(a); 1032(a).

3 Secs. 362(b); 1223(2).

4 Sec. 1032(a).

5 Secs. 362(b); 1223(2).

6 Sec. 354.

7 See Rev. Rul. 69-3, 1961-1 C.B. 103; Rev. Rul. 69-646, 1969-2 C.B. 54.

8 Sec. 358(a)(1).

July 24, 2023

10.	Each stockholder’s holding period in his or her Holding Company common stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the Mid-Tier Holding Company common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.[9]

11.	Except with respect to cash received in lieu of fractional shares, current stockholders of the Mid-Tier Holding Company will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for the Holding Company common stock.[10]

12.	Cash received by any current stockholder of the Mid-Tier Holding Company in lieu of a fractional share interest in shares of Holding Company common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Holding Company common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.[11]

13.	It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Holding Company common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company common stock.[12] Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscription rights.[13]

14.	It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets or in the event that the Holding Company were to liquidate after the conversion (including a liquidation of the Holding Company following a purchase and assumption transaction with a credit union) is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank liquidation account as of the effective date of the merger of the Mid-Tier Holding Company with and into the Holding Company.[14]

9 Sec. 1223(2).

10 Sec. 354(a)(1).

11 See Rev. Rul. 74-36, 1974-1 C.B. 85.

12 Sec. 356(a).

13 Rev. Rul. 56-572, 1956-2 C.B. 182.

14 Sec. 356(a).

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15.	It is more likely than not that the basis of the shares of the Holding Company common stock purchased in the Offering by the exercise of non-transferable subscription rights will be the purchase price.[15] The holding period of the Holding Company common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.[16]

16.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for the Holding Company common stock sold in the offering.[17]

The reasoning in support of our opinions in Paragraphs 13 and 15, above, is set forth below. We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of the Holding Company Common Stock at the same price to be paid by the members of the general public in any Community Offering. We also note that the IRS has not in the past concluded that subscription rights have value. In addition, we are also relying on a letter from RP Financial, LC to you stating its belief that subscription rights will have no ascertainable market value. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Holding Company Stock have no value. If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

The reasoning in support of our opinion in Paragraph 14, above, is set forth below. We understand that: (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account (other than in the case of the purchase of assets and assumption of liabilities of holding company and subsidiary bank, which comprises only a few of the hundreds of transactions involving mergers, acquisitions, and purchases of bank every year); (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account or if the Holding Company enters into a transaction to transfer the Holding Company’s assets and liabilities to a credit union.

15 Sec. 1012.

16 Sec. 1223(5).

17 Sec. 1032.

July 24, 2023

In addition, we are relying on a letter from RP Financial, LC to you stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account does not have any economic value at the time of the Mid-Tier Merger or upon the completion of the Conversion, including in the event that (i) the Holding Company lacks sufficient net assets or (ii) the Holding Company enters into a transaction to transfer its assets and liabilities to a credit union. Based on the foregoing, we believe it is more likely than that such rights in the Bank Liquidation Account have no value. If such Bank Liquidation Account rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the Mid-Tier Merger.

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Board of Governors of the Federal Reserve System and to the Holding Company’s Registration Statement on Form S-1, as it may be amended from time to time, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1, as it may be amended from time to time, under the captions “The Conversion and Offering – Material Income Tax Consequences” and “Legal and Tax Opinions”.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Heather L. Preston

By: Heather L. Preston, Partner